Exhibit 99.2

CONSENT OF DNB CARNEGIE, PART OF DNB BANK ASA

We hereby consent to the inclusion of our opinion letter dated April 22, 2025 to the independent Transaction Committee of the Board of Directors of Golden Ocean Group Limited (“Golden Ocean”), included as Annex B to the prospectus which forms a part of the Registration Statement on Form F-4 (File No. 333-   ) of CMB.TECH NV (“CMB”), filed on July 1, 2025 (the “Registration Statement”), relating to the proposed Merger of Golden Ocean with CMB.

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ DNB CARNEGIE, PART OF DNB BANK ASA

Oslo, Norway

July 1, 2025